Exhibit 4.5
SECOND AMENDMENT TO
AMENDED AND RESTATED RIGHTS AGREEMENT
     This Second Amendment to Amended and Restated Rights Agreement, effective as of December 11, 2009 (this “Amendment”), is entered into by and between Trident Microsystems, Inc., a Delaware corporation (the “Company”), and Mellon Investor Services LLC, a New Jersey limited liability company, as rights agent (the “Rights Agent”).
     WHEREAS, the Company and the Rights Agent are parties to the Amended and Restated Rights Agreement, dated as of July 23, 2008, as amended by Amendment to Amended and Restated Rights Agreement dated May 14, 2009 (as so amended, the “Rights Agreement”), (capitalized terms used herein but not defined shall have the meanings ascribed to them in the Rights Agreement);
     WHEREAS, the Company and Trident Microsystems (Far East) Ltd., a wholly-owned subsidiary of the Company (“TMFE”) have entered into Share Exchange Agreement, dated October 4, 2009 (the “Purchase Agreement”), with NXP B.V. (“NXP”), whereby TMFE and the Company will acquire certain assets of the television systems and set-top box business lines of NXP and NXP will receive shares of Common Stock and Series B Preferred Stock of the Company (the “Acquisition”);
     WHEREAS, in connection with the Purchase Agreement, the Company expects to enter into a Stockholder Agreement (the “Stockholder Agreement”), with NXP;
     WHEREAS, pursuant to Section 27 of the Rights Agreement, the Company may from time to time supplement or amend the Rights Agreement, without the approval of the any holder of Rights, in order to, among other things, make the provisions of the Rights Agreement inapplicable to a particular transaction pursuant to which a person would otherwise become an Acquiring Person;
     WHEREAS, the Company desires to amend the Rights Agreement, on the terms set forth herein, such that none of NXP or its Affiliates (as defined in the Stockholder Agreement) will become an Acquiring Person, subject to such party’s compliance with the terms of the Stockholder Agreement; and
     WHEREAS, all acts and things necessary to make this Amendment a valid agreement according to its terms have been done and performed, and the execution and delivery of this Amendment by the Company and the Rights Agent have been in all respects authorized by the Company and the Rights Agent.
     NOW, THEREFORE, in consideration of the premises and mutual agreements herein set forth, the parties hereby agree as follows:
     Section 1. Amendment. Section 1(n) of the Rights Agreement shall be amended and restated, as of immediately prior to the Effective Time (as defined in the Purchase Agreement), in its entirety as follows:

     (n) “Exempt Person” shall mean, as the context may require, each, any and all of the following:
     (i) the Company or any Subsidiary of the Company, including, without limitation, in its fiduciary capacity, any employee benefit plan or employee or director stock plan of the Company or of any Subsidiary of the Company, or any Person, organized, appointed, established or holding Common Stock for or pursuant to the terms of any such plan or any Person funding other employee benefits for employees of the Company or any Subsidiary of the Company;
     (ii) Micronas (as such term is defined in the Stockholder Agreement, dated May 14, 2009 between the Company, TMFE and Micronas Semiconductor Holding AG (the “Stockholder Agreement”)), or any Affiliate of Micronas, who acquires shares of Common Stock (x) as Consideration Shares or shares issuable upon exercise of the Warrants (as such terms are defined in the Purchase Agreement) pursuant to the terms of the Purchase Agreement, dated March 31, 2009 (the “Purchase Agreement”), by and between Micronas, the Company (solely with respect to the joint and several undertaking on the signature page thereto and Sections 3.4, 4.3, 4.6.2, 4.6.3(d), 6, 8.7, 8.8, 8.9, 11 and 13-20 thereto), and Trident Microsystems (Far East) Ltd. (“TMFE”), or (y) subject to the limitations and conditions set forth in the Stockholder Agreement, anytime thereafter, in each case, so long as the aggregate amount of the “Beneficial Ownership” of “Equity Securities” held by Micronas and any Affiliate does not exceed the “Applicable Percentage” (as such terms are defined in the Stockholder Agreement); provided, that neither Micronas nor any Affiliate of Micronas shall cease to be an Exempt Person (x) by reason of a purchase of shares of Common Stock in excess of the Applicable Percentage to the extent such purchase is in a Rights Offering (as defined in the Stockholder Agreement) or an offer that was made generally available to holders of equity securities of the Company, or (y) as a result of the exercise or exchange of Rights held by Micronas or an Affiliate of Micronas or (z) by reason of an acquisition of shares made in compliance with the terms and conditions of the Stockholder Agreement; and
     (iii) NXP B.V., a Dutch besloten vennootschap (“NXP”), or any Affiliate (as such term is defined in the Stockholder Agreement between NXP and the Company (the “NXP Stockholder Agreement”)) of NXP who acquires shares of Common Stock of the Company pursuant to the terms of the Share Exchange Agreement, dated October 4, 2009 (the “Share Exchange Agreement”), by and between NXP, the Company, and TMFE, or, subject to the limitations and conditions set forth in the NXP Stockholder Agreement and compliance with the terms of the NXP Stockholder Agreement, anytime thereafter.
          (a) Triggering Event” shall mean any event described in Section 11(a)(ii)(A), 11(a)(ii)(B) or 11(a)(ii)(C) or Section 13 hereof.

     Section 2. No Triggering Event. Neither the execution or delivery of the Share Exchange Agreement or other agreements entered into pursuant thereto or the performance by the Company or NXP of its respective obligations thereunder, including the issuance of the shares of common stock of the Company to NXP pursuant thereto, shall result in a Triggering Event as defined in Section 1(mm) of the Rights Agreement.
     Section 3. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made solely by residents of such state and performed entirely within such state; provided, however, that all provisions regarding the rights, duties and obligations of the Rights Agent shall be governed by and construed in accordance with the laws of the State of New York applicable to contracts made and to be performed entirely within such state.
     Section 4. Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.
     Section 5. No Modification. Except as expressly set forth herein, this Amendment shall not by implication or otherwise alter, modify, amend or in any way affect any of the terms, conditions, obligations, covenants or agreements contained in the Rights Agreement, all of which are ratified and affirmed in all respects and shall continue in full force and effect. Without limiting the foregoing, the Rights Agent shall not be subject to, nor required to interpret or comply with, or determine if any other Person has complied with, the Purchase Agreement, the Stockholder Agreement, the NXP Stockholder Agreement or the Share Exchange Agreement, even though reference thereto may be made in this Amendment and the Rights Agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Second Amendment to Amended and Restated Rights Agreement to be duly executed, and their seals affixed and attested, all as of December 11, 2009.

[SEAL]

ATTEST:		TRIDENT MICROSYSTEMS, INC.

By:	/s/ David L. Teichmann	By:	/s/ Pete J. Mangan
	Name: David L. Teichmann		Name: Pete J. Mangan
	Title: Senior Vice President, General		Title: Chief Financial Officer
Counsel and Corporate Secretary

[SEAL]

ATTEST:		MELLON INVESTOR SERVICES LLC, as Rights Agent

By:	/s/ Joshua P. McGinn	By:	/s/ Maria G. Cooper
	Name: Joshua P. McGinn		Name: Maria G. Cooper
	Title: Vice President		Title: Vice President

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